KNIFE RIVER CORPORATION REPORTS THIRD QUARTER 2025
FINANCIAL RESULTS

Strategic acquisitions contributed to record financial results
Well positioned for 2026 with record third quarter backlog
Narrowed full-year 2025 guidance
BISMARCK, N.D. — November 4, 2025 — Knife River Corporation (NYSE: KNF), an aggregates-led, vertically integrated construction materials and contracting services company, today announced financial results for the third quarter ended September 30, 2025.

PERFORMANCE SUMMARY

	Three Months Ended September 30,
(In millions, except per share)	2025	2024	% Change
Revenue	$1,203.7	$1,105.3	9%
Net income	$143.2	$148.1	(3)%
Net income margin	11.9%	13.4%

Adjusted EBITDA	$272.8	$245.2	11%
Adjusted EBITDA margin	22.7%	22.2%

Net income per share	$2.52	$2.60	(3)%
Note: Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."

MANAGEMENT COMMENTARY

“Our team faced external headwinds in the third quarter and responded with better year-over-year results, including record revenue and Adjusted EBITDA,” Knife River President and CEO Brian Gray said. “Growth, including strategic M&A, is a core component of our Competitive EDGE strategy to deliver long-term shareholder value. We benefited during the quarter from our recent acquisitions, which boosted our operations through a rainy summer, economic uncertainty in Oregon and a slower paving season in the Mountain Segment.

“We also continued our focus on price optimization and cost controls, leading to year-over-year improvement in adjusted EBITDA margin — as well as higher gross margin across our aggregate, ready-mix and asphalt product lines," Gray said. "Managing through adversity in 2025 while delivering record results has us optimistic for 2026. We believe the fundamentals of our business are strong, that our EDGE strategy is working and that we are well-positioned to continue delivering profitable growth.”

Margin Improvement
Self-help initiatives through our EDGE strategy drove year-over year improvements in the quarter:
•Adjusted EBITDA margin increased 50 basis points.
•Gross margin improved in our product lines:
◦Aggregates up 50 bps, to 27.2%.
◦Ready-mix up 160 bps, to 20.2%.
◦Asphalt up 20 bps, to 20.2%.

Record Backlog
Investment in public infrastructure projects is at or near all-time highs, and we have record backlog as we move into the bidding season. Our backlog of $995 million is 32% higher than the same period last year; 87% of backlog is public work and 77% of total backlog is expected to be converted to revenue within 12 months.
•Competitive market dynamics and Oregon DOT funding challenges resulted in slightly lower margins to our backlog. More than offsetting this reduction in margin is the expected benefit of additional volumes of upstream, higher-margin materials.
•Central Segment backlog increased 83% year-over-year, primarily related to a significant pick-up in activity in Texas. The addition of Strata Corporation also positively impacted Central backlog.
•Mountain Segment backlog is at a record $386 million, up 38% year-over-year. This is led by Idaho, and we have seen recent backlog additions in Montana and Wyoming, as well as increased bidding activity throughout the segment.

Oregon Update
During the quarter, we continued to right-size our team in Oregon, worked hard to find operating efficiencies and maintained pricing discipline in our materials business, leading to slightly improved financial results in the state compared to last year. Further, while Oregon's 2025-27 DOT budget is not yet final, it is expected that contributions from the state's new 10-year, $4.3 billion transportation bill will bring total funding for the biennium to approximately $6.1 billion, compared to $6.2 billion for the previous two-year cycle. The passing of the new revenue stream helped settle some of the uncertainty ODOT was facing, while providing additional funds to cities and counties for local projects, which should begin benefiting Knife River next year. These recent developments support that the Oregon market is stabilizing.

Mountain Results
While we had record results in the West and Central segments, Mountain results were lower than expected, primarily because we completed less asphalt paving work. This was largely related to type and timing of work. We experienced DOT permitting and scheduling delays on several projects, as well as weather delays in certain markets. However, we see this quarter's results in Mountain as a temporary setback. We have record backlog in the segment, and we continue to add new work. The 90-day bid schedule looks strong, with more paving opportunities in our service area.

Weather
Among the headwinds for the 2025 construction season was a wet third quarter across our Central Segment and pockets of Mountain that delayed work and created operational challenges.
•The tragic July 4 flooding in Texas impacted delivery from our Honey Creek Quarry for 51 days.
•September rainfall was 176% higher in our Central markets than during the same month last year.
•September rainfall was 20% higher in our Mountain markets than during the same month last year.

Outlook
“The third quarter is historically our most profitable of the year, and I’m proud of our team for working through some difficulties to deliver record results,” Gray said. “As we look at the full year, we are narrowing our 2025 revenue guidance to a range of $3.1 billion to $3.15 billion, and Adjusted EBITDA guidance to a range of $475 million to $500 million. We are focused on finishing 2025 strong, and we expect the work we are doing to manage costs, optimize prices and grow our business to pay off in 2026 and beyond. We have record backlog and a skilled team that is eager to continue implementing our strategies and delivering for our shareholders.”

THIRD QUARTER 2025 RESULTS
For the three months ended September 30, 2025, we reported consolidated revenue of $1.2 billion, a 9% increase from the prior-year, primarily driven by contributions from acquired companies and increased product pricing. This was partially offset by a decrease in contracting services workloads in the Mountain and Central segments, largely due to less asphalt paving work and increased rainfall in the period. The increased revenue drove an 11% improvement in Adjusted EBITDA, to $272.8 million. Partially offsetting the increase in Adjusted EBITDA was 8% higher selling, general and administrative costs, largely from acquired companies.
As previously announced, we made a change to our organizational structure in January 2025 to better align with our business strategy. Our former Pacific and Northwest operating segments were combined to form the new West operating segment. Our former North Central and South operating segments were combined to form the new Central operating segment. The reorganization resulted in four operating segments: West, Mountain, Central and Energy Services, each of which is also a reportable segment. Prior periods presented have been recast to conform to the current reportable segment presentation.
See the section entitled "Non-GAAP Financial Measures" for more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure.

REPORTING SEGMENT PERFORMANCE
West
Alaska, California, Hawaii, Oregon, Washington	Three Months Ended			Nine Months Ended
	Sept. 30,			Sept. 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions)
Revenue	$396.0	$383.1	3%	$921.7	$914.9	1%
EBITDA	$91.8	$85.4	8%	$177.5	$173.3	2%
EBITDA margin	23.2%	22.3%		19.3%	19.0%
Third quarter revenue increased $12.9 million from the prior year. In Oregon, aggregate and ready-mix pricing improved compared to the prior year, which helped offset the decrease in aggregate volumes. In California, public agency demand remains strong, contributing an additional $3.1 million of revenue, while Hawaii experienced higher volumes and pricing in both ready-mix and cement. EBITDA was $91.8 million for the quarter, an 8% increase year-over-year, supported by higher pricing across all product lines and increased asset disposal gains of $1.1 million.

Mountain
Idaho, Montana, Wyoming	Three Months Ended			Nine Months Ended
	Sept. 30,			Sept. 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions)
Revenue	$229.8	$261.1	(12)%	$471.9	$514.9	(8)%
EBITDA	$50.7	$59.4	(15)%	$65.4	$96.5	(32)%
EBITDA margin	22.1%	22.8%		13.8%	18.7%
Third quarter revenue decreased $31.3 million from the prior year, primarily the result of less asphalt paving work due to the type and location of available DOT projects, the timing of public-agency jobs and increased rainfall in certain markets as compared to the prior year. This decrease in contracting services projects also contributed to lower aggregate and asphalt volumes. Partially offsetting this was higher ready-mix and aggregate pricing. EBITDA decreased $8.7 million, largely related to lower contracting services activity, as well as decreased volumes, as previously mentioned.

Central
Iowa, Minnesota, North Dakota, South Dakota, Texas	Three Months Ended			Nine Months Ended
	Sept. 30,			Sept. 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions)
Revenue	$434.4	$354.9	22%	$757.4	$630.5	20%
EBITDA	$99.7	$79.8	25%	$119.8	$97.3	23%
EBITDA margin	23.0%	22.5%		15.8%	15.4%
Third quarter revenue increased $79.5 million from the prior year, largely from the contributions from acquired companies and price increases across our legacy operations. This was partially offset by a decrease in contracting services revenue, as a result of wet weather and less paving work compared to prior year. EBITDA improved 25%, with a majority of the improvement coming from acquisitions during the year. Slightly offsetting the increase was the impact of less contracting services work, as previously mentioned.

Energy Services
California, Iowa, Nebraska, Oregon, South Dakota, Texas, Washington, Wyoming	Three Months Ended			Nine Months Ended
	Sept. 30,			Sept. 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions)
Revenue	$169.2	$125.9	34%	$280.5	$214.9	31%
EBITDA	$39.7	$33.7	18%	$48.9	$50.6	(3)%
EBITDA margin	23.4%	26.8%		17.4%	23.5%
Third quarter revenue increased $43.3 million from the prior year and EBITDA improved $6.0 million, primarily related to the acquisition of Albina Asphalt, as well as our newly constructed polymer modified liquid asphalt plant in South Dakota. These increases were offset in part by competitive market conditions, as well as planned maintenance activities to our railcars and facilities.

CAPITAL ALLOCATION & LIQUIDITY
For the nine months ended September 30, 2025, we spent $154.8 million, largely on the replacement of depleting aggregate reserves, construction equipment and plant improvements. Additionally, we spent $663.5 million on growth initiatives, including $528.0 million on acquisitions and $135.5 million on aggregate expansion and greenfield projects.
For the full year 2025, we expect capital expenditures for maintenance and improvement to be between 5% and 7% of revenue guidance. For the remainder of 2025, we expect to spend approximately $32 million on organic growth projects. Capital expenditures for future acquisitions and new organic growth opportunities would be incremental to our outlined capital program.
As of September 30, 2025, Knife River had $30.7 million of unrestricted cash and cash equivalents, $1.2 billion of gross debt and $456.6 million of available capacity under its revolving credit facility, net of outstanding letters of credit. Net leverage, defined as the ratio of net debt to trailing-twelve-month Adjusted EBITDA, was 2.6x at September 30, 2025. We expect net leverage to be at or below our long-term target of 2.5x by year end.

2025 FINANCIAL GUIDANCE
Knife River expects full-year 2025 financial results, including completed acquisitions to date, in the ranges noted in the following table. We expect price increases of high-single digits for aggregates and mid-single digits for ready-mix, and for asphalt pricing to be a low-single digit decrease. We expect consolidated aggregate volumes to be flat, ready-mix volumes to increase low-double digits and asphalt volumes to decrease low-single digits. The guidance ranges are based on normal weather, economic and operating conditions for the remainder of the year.

	Low	High
	(In millions)
Revenue
Revenue (Knife River Consolidated)	$3,100.0	$3,150.0

Adjusted EBITDA
Geographic Segments and Corporate Services	422.5	442.5
Energy Services	52.5	57.5
Knife River Consolidated	$475.0	$500.0

THIRD QUARTER 2025 RESULTS CONFERENCE CALL
Knife River will host a conference call at 11 a.m. EST on November 4, 2025, to discuss third quarter results and conduct a question-and-answer session. The event will be webcast at https://events.q4inc.com/attendee/596649687.

To participate in the live call:
•Domestic: 1-800-549-8228
•International: 1-289-819-1520
Conference ID: 73233

ABOUT KNIFE RIVER CORPORATION
Knife River Corporation, a member of the S&P MidCap 400 index, mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mix concrete, asphalt and other value-added products. Knife River also performs vertically integrated contracting services, specializing in publicly funded DOT projects and private projects across the industrial, commercial and residential space. For more information about the company, visit www.kniferiver.com.

CORPORATE CONTACTS
IR Contact: Zane Karimi, Director of Investor Relations & Executive Support, 503-944-3508
Media Contact: Tony Spilde, Vice President of Communications, 541-693-5949

Knife River Corporation
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	(In millions, except per share amounts)
Revenue:
Construction materials	$647.3	$545.7	$1,354.2	$1,185.0
Contracting services	556.4	559.6	1,036.7	1,056.8
Total revenue	1,203.7	1,105.3	2,390.9	2,241.8
Cost of revenue:
Construction materials	426.8	345.0	1,037.6	865.3
Contracting services	492.6	487.3	921.3	920.8
Total cost of revenue	919.4	832.3	1,958.9	1,786.1
Gross profit	284.3	273.0	432.0	455.7
Selling, general and administrative expenses	69.1	63.9	211.4	183.6
Operating income	215.2	209.1	220.6	272.1
Interest expense	23.0	13.9	60.6	41.8
Other income	1.2	2.5	8.0	7.5
Income before income taxes	193.4	197.7	168.0	237.8
Income tax expense	50.2	49.6	42.9	59.4
Net income	$143.2	$148.1	$125.1	$178.4

Net income per share:
Basic	$2.53	$2.62	$2.21	$3.15
Diluted	$2.52	$2.60	$2.20	$3.14
Weighted average common shares outstanding:
Basic	56.7	56.6	56.6	56.6
Diluted	56.9	56.9	56.9	56.8

Knife River Corporation
Consolidated Balance Sheets
(Unaudited)
	September 30, 2025	September 30, 2024	December 31, 2024
	(In millions, except shares and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$81.1	$267.4	$281.1
Receivables, net	516.8	449.2	267.3
Costs and estimated earnings in excess of billings on uncompleted contracts	67.9	69.3	31.3
Inventories	436.5	347.3	380.3
Prepayments and other current assets	33.0	26.4	27.7
Total current assets	1,135.3	1,159.6	987.7
Noncurrent assets:
Net property, plant and equipment	1,961.4	1,346.2	1,441.7
Goodwill	469.4	275.3	297.2
Other intangible assets, net	33.4	9.8	29.4
Operating lease right-of-use assets	50.0	47.4	49.4
Investments and other	53.8	45.8	45.8
Total noncurrent assets	2,568.0	1,724.5	1,863.5
Total assets	$3,703.3	$2,884.1	$2,851.2
Liabilities and Stockholders' Equity
Current liabilities:
Long-term debt - current portion	$11.8	$8.8	$10.5
Accounts payable	211.2	180.6	140.8
Billings in excess of costs and estimated earnings on uncompleted contracts	42.8	44.8	42.1
Accrued compensation	37.0	42.1	50.7
Accrued interest	15.7	13.8	5.5
Taxes payable	28.6	16.0	8.3
Current operating lease liabilities	14.7	13.5	14.8
Other accrued liabilities	112.6	106.5	97.3
Total current liabilities	474.4	426.1	370.0
Noncurrent liabilities:
Long-term debt	1,176.0	669.7	666.9
Deferred income taxes	264.2	187.9	174.7
Noncurrent operating lease liabilities	35.2	33.9	34.5
Other	146.3	117.6	129.0
Total liabilities	2,096.1	1,435.2	1,375.1
Commitments and contingencies
Stockholders' equity:
Common stock, 300,000,000 shares authorized, $0.01 par value, 57,095,301 shares issued and 56,664,165 shares outstanding at September 30, 2025; 57,043,841 shares issued and 56,612,705 shares outstanding at September 30, 2024; 57,043,841 shares issued and 56,612,705 shares outstanding at December 31, 2024
	.6	.6	.6
Other paid-in capital	626.7	618.8	620.9
Retained earnings	992.6	844.2	867.5
Treasury stock held at cost - 431,136 shares	(3.6)	(3.6)	(3.6)
Accumulated other comprehensive loss	(9.1)	(11.1)	(9.3)
Total stockholders' equity	1,607.2	1,448.9	1,476.1
Total liabilities and stockholders' equity	$3,703.3	$2,884.1	$2,851.2

Knife River Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended
	September 30,
	2025	2024
	(In millions)
Operating activities:
Net income	$125.1	$178.4
Adjustments to reconcile net income to net cash provided by operating activities	141.2	115.1
Changes in current assets and liabilities, net of acquisitions:
Receivables	(267.5)	(224.8)
Inventories	(15.3)	(27.3)
Other current assets	3.8	11.1
Accounts payable	72.5	77.2
Other current liabilities	16.7	17.3
Pension and postretirement benefit plan contributions	(.5)	(2.5)
Other noncurrent changes	6.6	5.4
Net cash provided by operating activities	82.6	149.9
Investing activities:
Capital expenditures	(290.3)	(127.2)
Acquisitions, net of cash acquired	(528.0)	(15.0)
Net proceeds from sale or disposition of property and other	38.3	7.6
Investments	(3.0)	(3.2)
Net cash used in investing activities	(783.0)	(137.8)
Financing activities:
Issuance of long-term debt	520.0	—
Repayment of long-term debt	(5.9)	(5.3)
Debt issuance costs	(11.1)	—
Tax withholding on stock-based compensation	(2.6)	(1.7)
Net cash provided by (used in) financing activities	500.4	(7.0)
Increase (decrease) in cash, cash equivalents and restricted cash	(200.0)	5.1
Cash, cash equivalents and restricted cash -- beginning of year	281.1	262.3
Cash, cash equivalents and restricted cash -- end of period	$81.1	$267.4

Segment Financial Data and Highlights (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2025		2024		2025		2024
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by segment:
West	$396.0		$383.1		$921.7		$914.9
Mountain	229.8		261.1		471.9		514.9
Central	434.4		354.9		757.4		630.5
Energy Services	169.2		125.9		280.5		214.9
Total segment revenues	1,229.4		1,125.0		2,431.5		2,275.2
Corporate Services and Eliminations	(25.7)		(19.7)		(40.6)		(33.4)
Consolidated revenues	$1,203.7		$1,105.3		$2,390.9		$2,241.8

EBITDA by segment:
West	$91.8	23.2%	$85.4	22.3%	$177.5	19.3%	$173.3	19.0%
Mountain	50.7	22.1%	59.4	22.8%	65.4	13.8%	96.5	18.7%
Central	99.7	23.0%	79.8	22.5%	119.8	15.8%	97.3	15.4%
Energy Services	39.7	23.4%	33.7	26.8%	48.9	17.4%	50.6	23.5%
Total segment EBITDA (a)	281.9	22.9%	258.3	23.0%	411.6	16.9%	417.7	18.4%
Corporate Services and Eliminations (b)	(12.7)	N.M.	(13.7)	N.M.	(44.1)	N.M.	(42.3)	N.M.
Consolidated EBITDA (a)	$269.2	22.4%	$244.6	22.1%	$367.5	15.4%	$375.4	16.7%
(a)Consolidated EBITDA, total segment EBITDA, Consolidated EBITDA margin and total segment EBITDA margin are non-GAAP financial measures. For more information and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."
(b)N.M. - not meaningful

The following table summarizes backlog for the company.

	September 30, 2025	September 30, 2024
	(In millions)
West	$257.5	$282.9
Mountain	386.0	279.9
Central	351.1	192.3
	$994.6	$755.1
Margins on backlog at September 30, 2025, are expected to be slightly lower than the margins on backlog at September 30, 2024. Approximately 87% of the company's contracting services backlog relates to publicly funded projects, including street and highway construction projects. Period over period increases or decreases should not be used as an indicator of future revenues or earnings.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Sales (thousands):
Aggregates (tons)	11,610	11,169	24,303	24,833
Ready-mix concrete (cubic yards)	1,331	1,148	2,916	2,653
Asphalt (tons)	3,111	3,150	4,953	5,183

Average selling price:*
Aggregates (per ton)	$18.78	$17.32	$19.15	$17.56
Ready-mix concrete (per cubic yard)	$196.43	$185.97	$197.49	$185.78
Asphalt (per ton)	$64.43	$68.28	$66.10	$67.68
*The average selling price includes freight and delivery and other revenues.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2025		2024		2025		2024
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by product line:
Aggregates	$218.1		$193.4		$465.4		$436.2
Ready-mix concrete	261.4		213.5		575.8		492.8
Asphalt	200.4		215.1		327.4		350.8
Liquid asphalt	148.8		110.9		246.9		187.3
Other*	91.4		89.7		214.4		206.4
Contracting services	556.4		559.6		1,036.7		1,056.8
Internal sales	(272.8)		(276.9)		(475.7)		(488.5)
Total revenues	$1,203.7		$1,105.3		$2,390.9		$2,241.8

Gross profit by product line:
Aggregates	$59.4	27.2%	$51.7	26.7%	$88.0	18.9%	$96.1	22.0%
Ready-mix concrete	52.8	20.2%	39.6	18.6%	93.9	16.3%	78.1	15.8%
Asphalt	40.4	20.2%	43.1	20.0%	51.5	15.7%	54.7	15.6%
Liquid asphalt	33.7	22.7%	28.8	26.0%	44.5	18.0%	43.7	23.3%
Other*	34.2	37.4%	37.5	41.8%	38.7	18.1%	47.1	22.8%
Contracting services	63.8	11.5%	72.3	12.9%	115.4	11.1%	136.0	12.9%
Total gross profit	$284.3	23.6%	$273.0	24.7%	$432.0	18.1%	$455.7	20.3%
*Other includes cement, merchandise, fabric and spreading, and other products and services that individually are not considered to be a core line of business.

NON-GAAP FINANCIAL MEASURES
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, as well as total segment measures, as applicable, net debt and net leverage are considered non-GAAP measures of financial performance. These non-GAAP financial measures are not measures of financial performance under GAAP. The items excluded from these non-GAAP financial measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measures should not be considered substitutes for the applicable GAAP metric.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin are most directly comparable to the corresponding GAAP measures of net income and net income margin. Net debt and net leverage are most directly comparable to the corresponding GAAP measures of total debt. We believe these non-GAAP financial measures, in addition to corresponding GAAP measures, are useful to investors by providing meaningful information about operational efficiency compared to our peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance by excluding stock-based compensation, unrealized gains and losses on benefit plan investments and the impact of selling acquired inventory after markup to fair value as part of acquisition accounting as they are considered non-cash and not part of our core operations. We also exclude the one-time, non-recurring costs associated with the separation of Knife River from MDU Resources as those are not expected to continue. We believe EBITDA and Adjusted EBITDA assist rating agencies and investors in comparing operating performance across operating periods on a consistent basis by excluding items management does not believe are indicative of the company's operating performance, including using EBITDA and Adjusted EBITDA to calculate Knife River’s leverage as a multiple of EBITDA and Adjusted EBITDA. Additionally, EBITDA and Adjusted EBITDA are important financial metrics for debt investors who utilize debt to EBITDA and debt to Adjusted EBITDA ratios. We believe EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, including those measures by segment, are useful performance measures because they provide clarity as to the operational results of the company. Management believes net debt and net leverage are useful performance measures because they provide a measure of how long it would take the company to pay back its debt if net debt and Adjusted EBITDA were constant. Net leverage also allows management to assess our borrowing capacity and optimal leverage ratio. Our management uses these non-GAAP financial measures in conjunction with GAAP results when evaluating our operating results internally and calculating employee incentive compensation, and leverage as a multiple of Adjusted EBITDA to determine the appropriate method of funding our operations.
EBITDA is calculated by adding back income taxes, interest expense (net of interest income) and depreciation, depletion and amortization expense to net income. EBITDA margin is calculated by dividing EBITDA by revenues. Adjusted EBITDA is calculated by adding back unrealized gains and losses on benefit plan investments, stock-based compensation, the impact of selling acquired inventory after markup to fair value as part of acquisition accounting, and one-time separation costs, to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenues. Net debt is calculated by adding unamortized debt issuance costs to the total debt balance presented on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing-twelve-month Adjusted EBITDA. These non-GAAP financial measures are calculated the same for both the segment and consolidated metrics and should not be considered as alternatives to, or more meaningful than, GAAP financial measures such as net income, net income margin and total debt and are intended to be helpful supplemental financial measures for investors’ understanding of our operating performance. Our non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies’ EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, net debt and net leverage measures having the same or similar names.
The following information reconciles segment and consolidated net income (loss) to EBITDA and Adjusted EBITDA and provides the calculation of EBITDA margin, Adjusted EBITDA margin, net debt and net leverage. Interest expense, net, is net of interest income that is included in other income (expense) on the Consolidated Statements of Operations.

The following table provides the reconciliation of net income to EBITDA and Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	(In millions)
Net income	$143.2	$148.1	$125.1	$178.4
Depreciation, depletion and amortization	53.4	34.8	142.4	101.5
Interest expense, net	22.4	12.1	57.1	36.1
Income taxes	50.2	49.6	42.9	59.4
EBITDA	$269.2	$244.6	$367.5	$375.4
Unrealized (gains) losses on benefit plan investments	(1.1)	(1.2)	(2.2)	(2.8)
Stock-based compensation expense	2.9	1.8	8.5	5.4
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	1.8	—	3.3	—
One-time separation costs	—	—	—	3.8
Adjusted EBITDA	$272.8	$245.2	$377.1	$381.8

Revenue	$1,203.7	$1,105.3	$2,390.9	$2,241.8
Net income margin	11.9%	13.4%	5.2%	8.0%
EBITDA margin	22.4%	22.1%	15.4%	16.7%
Adjusted EBITDA margin	22.7%	22.2%	15.8%	17.0%
The following table provides the reconciliation of consolidated net income to total segment EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	(In millions)
Net income	$143.2	$148.1	$125.1	$178.4
Depreciation, depletion and amortization	53.4	34.8	142.4	101.5
Interest expense, net	22.4	12.1	57.1	36.1
Income taxes	50.2	49.6	42.9	59.4
EBITDA	$269.2	$244.6	$367.5	$375.4
Less corporate services EBITDA	(12.7)	(13.7)	(44.1)	(42.3)
Total segment EBITDA	$281.9	$258.3	$411.6	$417.7

The following tables provide the reconciliation of the net leverage calculation of net debt to Adjusted EBITDA.

	Twelve Months Ended September 30, 2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024	Nine Months Ended September 30, 2024
	(In millions)
Net income	$148.4	$125.1	$201.7	$178.4
Depreciation, depletion and amortization	177.8	142.4	136.9	101.5
Interest expense, net	67.4	57.1	46.4	36.1
Income taxes	52.8	42.9	69.3	59.4
EBITDA	$446.4	$367.5	$454.3	$375.4
Unrealized (gains) losses on benefit plan investments	(2.3)	(2.2)	(2.9)	(2.8)
Stock-based compensation expense	10.9	8.5	7.8	5.4
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	3.3	3.3	—	—
One-time separation costs	—	—	3.8	3.8
Adjusted EBITDA	$458.3	$377.1	$463.0	$381.8

	Twelve Months Ended September 30, 2025
	(In millions)
Long-term debt	$1,176.0
Long-term debt - current portion	11.8
Total debt	1,187.8
Add: Unamortized debt issuance costs	16.3
Total debt, gross	1,204.1
Less: Cash and cash equivalents, excluding restricted cash	30.7
Total debt, net	$1,173.4
Trailing-twelve-months ended September 30, 2025, Adjusted EBITDA	$458.3

Net leverage	2.6	x
The following table provides a reconciliation of consolidated GAAP net income to EBITDA and Adjusted EBITDA for forecasted results.

	2025
	Low	High
	(In millions)
Net income	$140.0	$160.5
Adjustments:
Interest expense, net	77.3	77.3
Income taxes	50.5	55.0
Depreciation, depletion and amortization	194.2	194.2
EBITDA	$462.0	$487.0
Unrealized (gains) losses on benefit plan investments	(2.2)	(2.2)
Stock-based compensation expense	11.4	11.4
Inventory step-up amortization	3.8	3.8
Adjusted EBITDA	$475.0	$500.0

Knife River’s long-term Adjusted EBITDA margin and projections for 2025 EBITDA contributions and 2025 Adjusted EBITDA margin are non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from Knife River’s financial statements. When the company provides its forward-looking long-term goal for net leverage target and projections for 2025 EBITDA contributions and 2025 Adjusted EBITDA margin, it does not provide a reconciliation of these non-GAAP financial measures as Knife River is unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results, including, but not limited to, the potentially high variability, complexity and low visibility with respect to the items that would be excluded from the applicable GAAP measure in the relevant future period, such as unusual gains and losses, the impact and timing of potential acquisitions and divestitures, certain financing costs and other structural changes or their probable significance. Therefore, Knife River is unable to provide a reconciliation of these measures without unreasonable efforts.

FORWARD-LOOKING STATEMENTS
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries, including with respect to the benefits of acquisitions. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that its expectations are expressed in good faith and based on reasonable assumptions, there is no assurance the company’s statements with respect to its EDGE strategy, shareholder value creation, financial guidance, expected long-term goals, expected backlog margin, acquisitions, financing plans, expected federal and state funding for infrastructure or other proposed strategies will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's 2024 Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from those expressed in the forward-looking statements. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.